Exhibit 99.1

Mirant Reports Results for Third Quarter 2006

News Release

Media contact:

Camille Evans, 678 579 5677
camille.evans@mirant.com

Investor Relations contacts:

Mary Ann Arico, 678 579 7553

maryann.arico@mirant.com

Sarah Stashak, 678 579 6940

sarah.stashak@mirant.com

Stockholder inquiries:

678 579 7777

November 9, 2006

Mirant Reports Results for Third Quarter 2006

•                  A net loss of $26 million versus a net loss of $1,515 million for the third quarter of  2005

•                  Adjusted EBITDA from continuing operations of $214 million versus $191 million for the third quarter of 2005

•                  Adjusted EBITDA from discontinued operations of $200 million versus $187 million for the third quarter of 2005

ATLANTA — Mirant Corporation (NYSE: MIR) today reported a net loss of $26 million for the quarter ended September 30, 2006, compared to a net loss of  $1,515 million for the same period in 2005. For the first nine months of 2006, Mirant reported net income of $540 million, compared to a net loss of $1,514 million for the first nine months of 2005. The loss per share for the quarter ended September 30, 2006 was $0.09 per diluted share and earnings per share for the first nine months of 2006 were $1.77 per diluted share.

Excluding unrealized mark-to-market gains of $244 million, impairment losses of $396 million related to the six U.S. natural gas plants to be sold, impairment losses of $120 million related to the construction and development costs for the suspended Bowline combined cycle unit, and other non-recurring charges, Mirant reported adjusted net income for the third quarter of 2006 of $253 million, resulting in adjusted earnings per diluted share of $0.85. Excluding unrealized mark-to-market gains of $650 million, the impairments totaling $516 million, a $72 million write off of a Philippines deferred tax asset and other non-recurring charges, Mirant reported adjusted net income for the first nine months of 2006 of $462 million, resulting in adjusted earnings per diluted share of $1.51.

Adjusted EBITDA from continuing operations was $214 million for the quarter, compared to $191 million for the same period in 2005. For the first nine months of 2006, adjusted EBITDA from continuing operations was $474 million, compared to $202 million for the same period in 2005. The period over period increases for the quarter and the first nine months of the year resulted primarily from an increase in the realized value of hedges for the 2006 periods compared to the 2005 periods, offset in part by lower power prices and lower generation volumes in 2006.

“The performance of our continuing business was strong again this quarter. Our hedging in earlier periods continued to mitigate the impact of lower market prices this year. Our strategy remains to provide predictable financial results by hedging our portfolio as market conditions warrant,” said Edward R. Muller, chairman and chief executive officer.

Net cash provided by operating activities during the third quarter was $388 million.  Net cash provided by operating activities was $1.039 billion for the first nine months of 2006, excluding bankruptcy payments of $765 million.

As of September 30, 2006, the company, including discontinued operations, had cash and cash equivalents of $1.22 billion, total available liquidity of $1.70 billion and total outstanding debt of $4.66 billion.

Adjusted EBITDA from discontinued operations was $200 million for the quarter, compared to $187 million for the same period in 2005. For the first nine months of 2006, adjusted EBITDA from discontinued operations was $533 million, compared to $469 million for the same period in 2005.

Asset Sale Process

The company’s previously announced auctions of its Philippine and Caribbean businesses and six U.S. natural gas plants continue to proceed with targeted completion by mid-2007.

As previously disclosed, the generator at unit 2 of Sual failed in July. Recently, the generator at unit 1 similarly failed. The company expects unit 2 back in service in March and unit 1 back in service later in 2007. Mirant expects to have a binding agreement for the sale of its Philippine business near the end of 2006 or early next year and to close the transaction by mid-2007.

Share Repurchase Program

In August 2006, the company completed its “Dutch auction” self tender offer, in which the company repurchased 43,000,000 shares of common stock for an aggregate of approximately $1.23 billion. On September 28, 2006, the company announced an additional $100 million share repurchase program. As of October 31, 2006, the company had purchased 1,180,300 common shares under the $100 million share repurchase program.

Guidance

Mirant is updating its guidance as follows:

•                  Adjusted EBITDA guidance for 2006 is $619 million for continuing operations and $643 million for discontinued operations

•                  Adjusted EBITDA guidance for 2007 is $962 million for continuing operations and $299 million for discontinued operations (discontinued operations reflects the first six months only)

The actual financial results for discontinued operations in 2007 will depend on the closing dates of the sales of those operations.

Earnings Call

Mirant is hosting an earnings call today to discuss its third quarter 2006 financial results and outline business priorities. The call will be held from 9:00 a.m. to 10:00 a.m. New York City time. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 800.289.0572 (International 913.981.5543) and entering pass code 4208393.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12:00 p.m. New York City time. A replay also will be available by dialing 888.203.1112 (International 719.457.0820) and entering the pass code 4208393.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,400 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Regulation G Reconciliations

Adjusted Net Income and Adjusted EBITDA

Quarter Ending September 30, 2006

(in millions)
	Continuing Operations	EPS(1)	Discontinued Operations	EPS(1)	Total	Total EPS(1)

Income (loss) from operations	$247	$0.83	$(273)	$(0.92)	$(26)	$(0.09)
Mark-to-market gains	(228)	(0.77)	(16)	(0.05)	(244)	(0.82)
Gains on sales of assets, net	(3)	(0.01)	(1)	—	(4)	(0.01)
Loss (gains) on sale of investments	(13)	(0.04)	1	—	(12)	(0.04)
Impairment losses	120	0.40	396	1.33	516	1.73
Bankruptcy charges and pre-petition disputes	8	0.03	—	—	8	0.03
Prepayment penalty and stamp tax	—	—	15	0.05	15	0.05
Adjusted net income	$131	$0.44	$122	$0.41	$253	$0.85

Provision for income taxes	—		45		45
Interest, net	48		25		73
Depreciation and amortization	35		8		43
Adjusted EBITDA	$214		$200		$414

(1)             Total diluted shares: 298 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Year to Date September 30, 2006

(in millions)
	Continuing Operations	EPS(1)	Discontinued Operations	EPS(1)	Total	Total EPS(1)

Income (loss) from operations	$774	$2.54	$(234)	$(0.77)	$540	$1.77
Mark-to-market gains	(638)	(2.09)	(12)	(0.04)	(650)	$(2.13)
Gains on sales of assets, net	(49)	(0.16)	(1)	(0.00)	(50)	$(0.16)
Loss (gain) on sale of investments	(17)	(0.06)	4	0.01	(13)	$(0.04)
Impairment losses on minority owned affiliates	—	—	7	0.02	7	$0.02
Impairment losses	120	0.39	396	1.30	516	$1.69
Bankruptcy charges and pre-petition disputes	25	0.08	—	—	25	$0.08
Prepayment penalty and stamp tax	—	—	15	0.05	15	$0.05
Write off of Philippines deferred tax asset	—	—	72	0.23	72	$0.23
Adjusted net income	$215	$0.70	$247	$0.81	$462	$1.51

Provision for income taxes	2		132		134
Interest, net	154		61		215
Depreciation and amortization	103		93		196
Adjusted EBITDA	$474		$533		$1,007

(1)             Total diluted shares: 305 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Quarter Ending September 30, 2005

(in millions)
	Continuing Operations	Discontinued Operations	Total

Income (loss) from operations	$(1,559)	$44	$(1,515)
Mark-to-market gains	471	2	473
Loss (gain) on sales of assets, net	2	(2)	—
Other impairment losses and restructuring	2	—	2
Reorganization items, net	83	25	108
Other	—	1	1
Adjusted net income (loss)	$(1,001)	$70	$(931)

Provision for income taxes	—	56	56
Interest, net	1,168	19	1,187
Amortization of transition power agreements	(9)	(1)	(10)
Depreciation and amortization	33	43	76
Adjusted EBITDA	$191	$187	$378

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Year to Date September 30, 2005

(in millions)
	Continuing Operations	Discontinued Operations	Total

Income (loss) from operations	$(1,604)	$90	$(1,514)
Mark-to-market losses (gains)	401	(2)	399
Loss (gain) on sales of assets, net	29	(3)	26
Other impairment losses and restructuring	13	—	13
Reorganization items, net	115	85	200
Other	10	(4)	6
Adjusted net income (loss)	$(1,036)	$166	$(870)

Provision (benefit) for income taxes	(28)	116	88
Interest, net	1,175	63	1,238
Amortization of transition power agreements	(9)	(4)	(13)
Depreciation and amortization	100	128	228
Adjusted EBITDA	$202	$469	$671

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

 Third Quarter 2006 Pro Forma Adjusted EBITDA Guidance to Expected Cash Flow from Operations

For the years ending December 31, 2006 and 2007

(in millions)

	Year Ending			Year Ending	Period Ending
	December 31, 2006			December 31, 2007	June 30, 2007
	Continuing	Discontinued		Continuing	Discontinued
	Operations	Operations	Total	Operations	Operations	Total
U.S. realized gross margin	$1,338	$139	$1,477	$1,693	$47	$1,740
U.S. O&M and other	(719)	(47)	(766)	(731)	(25)	(756)
International businesses adj. EBITDA	—	551	551	—	277	277
Adjusted EBITDA	$619	$643	$1,262	$962	$299	$1,261
Interest, net	(205)	(87)	(292)	(228)	(59)	(287)
Income taxes paid	(2)	(232)	(234)	(7)	(91)	(98)
Working capital changes	391	(29)	362	(113)	—	(113)
Adjusted cash flow from operations	$803	$295	$1,098	$614	$149	$763
Cash payments under plan of reorganization	(802)	—	(802)	—	—	—
Bankruptcy charges and pre-petition disputes	(28)	—	(28)	—	—	—
Prepayment penalty and stamp tax	—	(5)	(5)	—	—	—
Cash provided by (used in) operating activities	$(27)	$290	$263	$614	$149	$763

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cash and Cash Equivalents to Liquidity

At September 30, 2006

(in millions)

	Continuing	Discontinued
	Operations	Operations	Total
Cash and cash equivalents	$1,008	$212	$1,220
Less reserved cash required for operating, working capital or other purposes or restricted by the subsidiaries’ debt agreements	(128)
Available under credit facilities	815
Total available liquidity	$1,695

Liquidity is a non-GAAP financial measure. Management and some members of the investment community utilize liquidity to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Adjusted Net Cash Provided by Operating Activities

(in millions)

	3 Months Ended	9 Months Ended
	September 30, 2006	September 30, 2006
Net cash provided by operating activities	$388	$274
Bankruptcy payments	8	765
Adjusted net cash provided by operating activities	$396	$1,039

Adjusted net cash provided by operating activities is a non-GAAP financial measure. Management and some members of the investment community utilize adjusted net cash provided by operating activities to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Total Debt from Continuing and Discontinued Operations

(in millions)

	September 30,	December 31,
	2006	2005
Continuing operations:
Current portion of long-term debt	$91	$3
Long-term debt	3,186	2,579
Total debt - continuing operations	$3,277	$2,582

Discontinued operations:
Short-term debt	$30	$32
Current portion of long-term debt	154	391
Long-term debt	1,198	728
Total debt - discontinued operations	$1,382	$1,151
Total outstanding debt	$4,659	$3,733

Total outstanding debt is a non-GAAP financial measure. Management and some members of the investment community utilize total outstanding debt to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information.  Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur.  There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; changes in state, federal and other regulations (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s assets to perform as expected, including outages for unscheduled maintenance or repairs; Mirant’s ability to divest all of its non-U.S. businesses, which are located in the Philippines and the Caribbean, and certain of its U.S. intermediate and peaking natural gas — fired assets at prices and on terms that it would be willing to accept, as well as any adverse impacts on its credit ratings that may result from such sales; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity  or the extent and timing of the entry of additional competition in Mirant’s markets or those  of its subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset hedging and proprietary trading activities as expected; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; Mirant’s inability to enter into intermediate and long-term contracts to sell power and procure fuel, including its transportation, on terms and prices acceptable to it; weather and other natural phenomena, including hurricanes and earthquakes; war, terrorist activities or the occurrence of a catastrophic loss; environmental regulations that restrict Mirant’s ability to operate its business; price mitigation strategies employed by independent system operators or regional transmission organizations that reduce Mirant’s revenue and may result in a failure to compensate Mirant’s generation units adequately for all their costs; volatility in Mirant’s gross margin as a result of its accounting for derivative financial instruments used in its asset management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management and proprietary trading activities;  deterioration in the financial condition of Mirant’s customers or counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations or services due to Mirant; the disposition of the pending litigation described in Mirant’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission; factors that affect Mirant’s international operations, such as political instability, local security concerns, tax increases, expropriation of property, cancellation of contract rights and environmental regulations; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow and Mirant’s inability to access that cash flow to enable Mirant to make debt service and other payments; the resolution of claims and obligations that were not resolved during the Chapter 11 process that may have a material adverse effect on Mirant’s results of operations; and other factors discussed in Mirant’s Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended September 30, 2006.

Mirant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The Adjusted EBITDA guidance is an estimate as of today’s date, November 9, 2006, and is based on assumptions believed to be reasonable as of such date.  Mirant expressly disclaims any current intention to update such guidance.  The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.